SUB-ITEM 77Q1(e)
                        AIM INVESTMENT SECURITIES FUNDS

                            MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 1st day of January, 2005 between the AIM Funds ( "Trust" or "Trusts"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and AIM agree as follows:

         The Trusts and AIM agree until the "Committed Until" date set forth on the attached Exhibit "A" (the "Expiration Date") that AIM will waive its advisory fees payable under the current investment advisory agreement as set forth under the column "Current Advisory Fee Schedule" in Exhibit "A" ("Current Fee Schedule") to the extent that application of the advisory fees rates set forth in Exhibit "A" under the column "Proposed Advisory Fee Schedule (Applied When Proposed Schedule Results in Fees Lower than the Current Fee Schedule)" ("Agreed Upon Schedule") of the average daily net assets of the Fund results in a lower advisory fee. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the Expiration Date only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed. All expense limitation commitments are not superseded by this agreement

         The Trust and AIM agree to review the then-current waivers of each Fund listed on Exhibit "A" on a date prior to the Expiration Date to determine whether such waivers should be amended, continued or terminated. The waivers will expire upon the Expiration Date unless the Trust and AIM have agreed to continue them. Exhibit "A" will be amended to reflect any such agreement.

         It is expressly agreed that the obligations of a Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of each Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of each Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trusts and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                   AIM Combination Stock & Bond Funds
                                   AIM Counselor Series Trust
                                   AIM Equity Funds
                                   AIM Funds Group
                                   AIM Growth Series
                                   AIM International Mutual Funds
                                   AIM Investment Funds
                                   AIM Investment Securities Funds
                                   AIM Sector Funds
                                   AIM Stock Funds
                                   AIM Summit Fund
                                   AIM Variable Insurance Funds,
                                   on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement

                                   By:     /s/ Robert H. Graham
                                           ------------------------------
                                   Title:  President
                                           ------------------------------

                                   A I M Advisors, Inc.

                                   By:     /s/ Mark H. Williamson
                                           ------------------------------
                                   Title:  President